Exhibit 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the board of directors
Health Systems Solutions, Inc.


We hereby consent to the use in the Prospectus constituting part of the Registration Statement of Health Systems Solutions, Inc. on Form SB-2 of our report dated March 18, 2005, on the consolidated financial statements of Health Systems Solutions, Inc. and Subsidiaries as of December 31, 2004 and December 31, 2003 and for the years in the period then ended which appear in such Prospectus. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.



/S/ SHERB & CO., LLP
--------------------
New York, New York

December 6, 2005